Pricing Supplement No. 1198ZZ To product supplement ZZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated June 27, 2011; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$315,000 Step Return Buffered Securities Linked to the Performance of a Basket of Currencies Relative to the Japanese Yen due June 28, 2013
General
•
The Step Return Buffered Securities (the “securities”) are designed for investors who seek a return at maturity linked to the appreciation, if any, of an equally weighted basket of currencies (the “Basket”) consisting of the Brazilian real, the Russian ruble, the Indonesian rupiah, the Chinese renminbi and the Korean won (the “Basket Currencies”) relative to the Japanese yen (the “Reference Currency”), as measured by the Basket Performance formula set forth herein. If the Basket Performance is equal to or greater than zero, meaning that the Basket Currencies, as a whole, have remained flat or strengthened relative to the Japanese yen, you will be entitled to receive a return at maturity equal to your initial investment multiplied by the greater of the Basket Performance and the Step Return of 17.50%. If the Basket Performance is negative, meaning that the Basket Currencies, as a whole, have weakened against the Japanese yen, but greater than or equal to -10.00%, at maturity you will be entitled to receive your initial investment. However, if the Basket Performance is less than -10.00%, at maturity you will be entitled to receive your initial investment reduced by 1% for every 1% that the Basket Performance is less than -10.00%. In no event will the Payment at Maturity be less than $100.00 per $1,000 Face Amount of securities. Investors will not receive any coupon payments. If the Basket Performance is less than -10.00%, investors should be willing to lose up to 90% of their initial investment. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing June 28, 2013
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities priced on June 27, 2011 (the “Trade Date”) and are expected to settle on June 30, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Tenor:	24 months
Basket:	The securities are linked to an equally weighted basket consisting of the following currencies:
	Basket Currency	Reference Currency	Basket Currency Starting Level	Basket Currency Weighting
	Brazilian real (“BRL”)	Japanese yen (“JPY”)	50.6544	1/5
	Russian ruble (“RUB”)	Japanese yen (“JPY”)	2.8520	1/5
	Indonesian rupiah (“IDR”)	Japanese yen (“JPY”)	0.0094	1/5
	Chinese renminbi (“CNY”)	Japanese yen (“JPY”)	12.4927	1/5
	Korean won (“KRW”)	Japanese yen (“JPY”)	0.0744	1/5
Currency of the Issue:	U.S. dollars (“USD”)
Step Return:	17.50%
Payment at Maturity:
•  If the Basket Performance is equal to or greater than zero, you will be entitled to receive a cash payment at maturity that provides you with a return per $1,000 Face Amount of securities equal to the greater of the Basket Performance and the Step Return. Accordingly, the Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + ($1,000 × the greater of (i) Step Return and (ii) Basket Performance)
Due to the Basket Currency Performance calculation, the maximum Basket Performance is 100%, resulting in a maximum Payment at Maturity of $2,000 per $1,000 Face Amount of securities.

•  If the Basket Performance is less than zero but greater than or equal to -10.00%, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities. Your investment is protected against a negative Basket Performance to the extent of the Downside Protection.

(Key Terms continued on next page)
Investing in the securities involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PS-6 in this pricing supplement and “Risk Factors” beginning on page 5 in the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$20.00	$980.00
Total	$315,000.00	$6,300.00	$308,700.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $20.00 per $1,000 Face Amount of securities.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$315,000.00	$36.57

Deutsche Bank Securities
June 27, 2011

(Key Terms continued from previous page)
Payment at Maturity (continued)
•  If the Basket  Performance is less than -10.00%, you will lose 1% of the Face Amount of your securities for every 1% that the Basket Performance is less than -10.00%. Your investment will be fully exposed to any negative Basket Performance in excess of the Downside Protection. Accordingly, the Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + [$1,000 × (Basket Performance + Downside Protection)]

In no event will the Payment at Maturity be less than $100.00 per $1,000 Face Amount of securities.
You could lose up to 90% of your initial investment if the Basket Performance is less than -10.00%. Any payment at maturity of the securities is subject to the credit of the Issuer.

Basket Starting Level:	100
Basket Ending Level:
The Basket Ending Level will be calculated as follows:
100 × [1 + (BRL Performance × 20.00%) + (RUB Performance × 20.00%) + (IDR Performance × 20.00%) + (CNY Performance × 20.00%)  + (KRW Performance × 20.00%)]
The BRL Performance, RUB Performance, IDR Performance, CNY Performance and KRW Performance refer to the Basket Currency Performance for the Brazilian real, the Russian ruble, the Indonesian rupiah, the Chinese renminbi and the Korean won, respectively.

Downside Protection:	10.00%
Basket Performance:
The percentage change in the Basket from the Basket Starting Level to the Basket Ending Level, calculated as follows:
Basket Ending Level –  Basket Starting Level
Basket Starting Level
; provided that in no event will the Basket Performance be less than -100%.

Basket Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency, calculated as follows:
Basket Currency Ending Level – Basket Currency Starting Level Basket Currency Ending Level

Because the Basket Currency Performance is calculated by dividing the amount that the Basket Currency Ending Level exceeds the Basket Currency Starting Level by the Basket Currency Ending Level, the maximum positive Basket Currency Performance for each Basket Currency will equal 100%, resulting in a maximum possible Basket Performance of 100%. There is no comparable limit on the negative performance of a Basket Currency. However, in no case will the Payment at Maturity be less than $100.00 per $1,000.00 Face Amount of securities.

Basket Currency Starting Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Basket Currency Ending Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the Japanese yen, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rates.”  The Spot Rate for each Basket Currency is expressed as units of Japanese yen per unit of such Basket Currency. For each Basket Currency, a higher Spot Rate indicates a strengthening of the applicable Basket Currency against the Japanese yen, while a lower Spot Rate indicates a weakening of the applicable Basket Currency against the Japanese yen.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in the accompanying product supplement.

Trade Date:	June 27, 2011
Final Valuation Date†:	June 25, 2013
Maturity Date†:	June 28, 2013
CUSIP / ISIN:	2515A1 6Z 9/ US2515A16Z96
† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•
You should read this pricing supplement together with product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ZZ dated September 29, 2009: http://sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

•	Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

•
Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

•
No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

•
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

•
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

•
You should rely only on the information contained in this pricing supplement. We have not authorized anyone to provide information different from that contained in this pricing supplement. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this pricing supplement is accurate only as of the date of this pricing supplement, regardless of the time of delivery of this pricing supplement or any sale of our securities.

Hypothetical Payments at Maturity for Each $1,000 Face Amount of Securities

The following table illustrates hypothetical Payments at Maturity per $1,000 Face Amount of securities depending on hypothetical performances of the equally-weighted Basket of Basket Currencies relative to the Japanese yen, reflecting the Step Return of 17.50%. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the securities will be based on the Basket Performance, as determined on the Final Valuation Date. You should consider carefully whether the securities are suitable for your investment goals. The numbers in the table below have been rounded for ease of illustration.

Basket Performance	Payment at Maturity	Percentage Return
70.00%	$1,700.00	70.00%
60.00%	$1,600.00	60.00%
50.00%	$1,500.00	50.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
17.50%	$1,175.00	17.50%
10.00%	$1,175.00	17.50%
5.00%	$1,175.00	17.50%
0.00%	$1,175.00	17.50%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-60.00%	$500.00	-50.00%
-70.00%	$400.00	-60.00%
-80.00%	$300.00	-70.00%
-90.00%	$200.00	-80.00%
-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical Payments at Maturity set forth in the table above are calculated. The examples below use Basket Currency Starting Levels of 50.6544 for the BRL, 2.8520 for the RUB, 0.0094 for the IDR, 12.4927 for the CNY and 0.0744 for the KRW.

Example 1: The Basket Performance is 40.00%. Each of the BRL, RUB, IDR, CNY and KRW appreciate relative to the JPY, resulting in a Basket Performance of 40%. Because the Basket Performance is 40.00%, which is greater than the Step Return of 17.50%, the investor will be entitled to receive a Payment at Maturity of $1,400.00 per $1,000 Face Amount of securities (a return of 40.00%), calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x Basket Performance)
= $1,000 + ($1,000 × 40.00%) = $1,400.00

 The table below illustrates how the Basket Performance in the above example was calculated:
Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	50.6544	84.424	40.0%	1/5
RUB	2.8520	4.7533	40.0%	1/5
IDR	0.0094	0.0157	40.0%	1/5
CNY	12.4927	20.8217	40.0%	1/5
KRW	0.0744	0.1240	40.0%	1/5

Basket Ending Level = 100 × [1 + (40% × 20%) + (40% × 20%) + (40% × 20%) + (40% × 20%) + (40% × 20%)] = 140

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (140 – 100)/100 = 0.40 = 40%

Example 2: The Basket Performance is 10.00%. The BRL and RUB appreciate relative to the JPY, and the IDR, CNY and KRW depreciate relative to the JPY.  Because the BRL and RUB appreciate significantly relative to the JPY, their appreciation offsets the deprecation of IDR, CNY and KRW, resulting in a Basket Performance of 10.00%. Because the Basket Performance is greater than or equal to 0.00%, but is less than the Step Return of 17.50%, the investor will be entitled to receive a Payment at Maturity of $1,175.00 per $1,000 Face Amount of securities (a return of 17.50%), calculated as follows:

Payment at Maturity = $1,000 + ($1,000 x Step Return)
= $1,000 + ($1,000 × 17.50%) = $1,175.00
The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	50.6544	70.3533	28.0%	1/5
RUB	2.8520	3.9611	28.0%	1/5
IDR	0.0094	0.0092	-2.0%	1/5
CNY	12.4927	12.2480	-2.0%	1/5
KRW	0.0744	0.0729	-2.0%	1/5

Basket Ending Level = 100 × [1 + (28% × 20%) + (28% × 20%) + (-2.0% × 20%) + (-2.0% × 20%) + (-2.0% × 20%)] = 110

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (110 – 100)/100 = 0.10 = 10.00%

Example 3: The Basket Performance is -10.00%. The BRL appreciates relative to the JPY, and the RUB, IDR, CNY and KRW depreciate relative to the JPY. Because the RUB, IDR, CNY and KRW depreciate significantly relative to the JPY, their depreciation offsets the appreciation of BRL, resulting in a Basket Performance of -10.00%. Because your investment is protected against a negative Basket Performance to the extent of the Downside Protection of 10.00%, even though the Basket Performance is negative, the investor will be entitled to receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities (a return of 0.00%).

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	50.6544	56.2827	10.0%	1/5
RUB	2.8520	2.4800	-15.0%	1/5
IDR	0.0094	0.0082	-15.0%	1/5
CNY	12.4927	10.8635	-15.0%	1/5
KRW	0.0744	0.0647	-15.0%	1/5

Basket Ending Level = 100 × [1 + (10% × 20%) + (-15% × 20%) + (-15% × 20%) + (-15% × 20%) + (-15% × 20%)] = 90

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (90 – 100)/100 = -0.10 = -10.00%

Example 4: The Basket Performance is -20.00%. Each of the BRL, RUB, IDR, CNY and KRW depreciate relative to the JPY, resulting in a Basket Performance of -20.00%. Because the Basket Performance is -20.00%, which is less than -10.00%, the investor receives a Payment at Maturity of $900.00 per $1,000 Face Amount of securities (a return of -10.00%), calculated as follows:

Payment at Maturity = $1,000 + [$1,000 × (Basket Performance + Downside Protection)]
= $1,000 + [$1,000 × (-20% + 10%)] = $900.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	50.6544	42.2120	-20.0%	1/5
RUB	2.8520	2.3767	-20.0%	1/5
IDR	0.0094	0.0078	-20.0%	1/5
CNY	12.4927	10.4108	-20.0%	1/5
KRW	0.0744	0.0620	-20.0%	1/5

Basket Ending Level = 100 × [1 + (-20% × 20%) + (-20% × 20%) + (-20% × 20%) + (-20% × 20%) + (-20% × 20%)] = 80

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (80 – 100)/100 = -0.20 = -20.00%

Example 5: The Basket Performance is -30.00%. The BRL depreciates relative to the JPY and the RUB, IDR, CNY and KRW appreciate relative to the JPY.  Because the BRL depreciates significantly relative to the JPY, its depreciation offsets the appreciation of RUB, IDR, CNY and KRW, resulting in a Basket Performance of -30.00%. Because the Basket Performance is -30.00%, which is less than -10.00%, the investor receives a Payment at Maturity of $800.00 per $1,000 Face Amount of securities (a return of -20.00%), calculated as follows:

Payment at Maturity = $1,000 + [$1,000 × (Basket Performance + Downside Protection)]
= $1,000 + [$1,000 × (-30% + 10%)] = $800.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	50.6544	15.3498	-230.0%	1/5
RUB	2.8520	3.5650	20.0%	1/5
IDR	0.0094	0.0118	20.0%	1/5
CNY	12.4927	15.6163	20.0%	1/5
KRW	0.0744	0.0930	20.0%	1/5

Basket Ending Level = 100 × [1 + (-230% × 20%) + (20% × 20%) + (20% × 20%) + (20% × 20%) + (20% × 20%)] = 70

Basket Performance = (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= (70 – 100)/100 = -0.30 = -30.00%

Example 6: The Basket Performance is -100.00%. Each of the BRL, RUB, IDR, CNY and KRW depreciate relative to the JPY, resulting in a Basket Currency Performance of -200.00% for each Basket Currency. Because the minimum Basket Performance is -100.00%, the investor receives the minimum Payment at Maturity of $100.00 per $1,000 Face Amount of securities (a return of -90.00%), calculated as follows:

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
BRL	50.6544	16.8848	-200.0%	1/5
RUB	2.8520	0.9507	-200.0%	1/5
IDR	0.0094	0.0031	-200.0%	1/5
CNY	12.4927	4.1643	-200.0%	1/5
KRW	0.0744	0.0248	-200.0%	1/5

Basket Ending Level = 100 × [1 + (-200% × 20%) + (-200% × 20%) + (-200% × 20%) + (-200% × 20%) + (-200% × 20%)] = -100

Basket Performance = greater of (i) -100.00% and (ii) (Basket Ending Level – Basket Starting Level) / Basket Starting Level
= greater of (i) -100% and (ii) (-100 – 100)/100 = greater of (i) -100% and (ii) -2.00 = -100.00%

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IF THE BASKET PERFORMANCE IS NOT NEGATIVE — The securities provide the opportunity to receive a return reflecting the greater of the Basket Performance and the Step Return if the Basket Performance is equal to or greater than zero.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at Maturity is protected against a negative Basket Performance of up to the Downside Protection. If the Basket Performance is less than -10.00%, for every 1% that the Basket Performance is less than -10.00%, you will lose 1% of the Face Amount of your securities.  Accordingly, you could lose up to 90% of your initial investment in the securities.  Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the securities is linked to the performance of a Basket consisting of the Brazilian real, Russian ruble, Indonesian rupiah, Chinese renminbi and Korean won, which we refer to as the Basket Currencies, relative to the Japanese yen, which we refer to as the Reference Currency.  Accordingly, the Basket Performance will increase as the Basket Currencies appreciate relative to the Japanese yen, and will decrease as the Basket Currencies depreciate relative to the Japanese yen.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless before the close of the day on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. You could lose up to 90% of your initial investment if the Basket Performance is less than -10.00%. You should also consider the “Risk Factors” in the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any positive return of your investment. The return on the securities at maturity is dependent on the Basket Performance, which in turn depends on the Basket Currency Performance of the Basket Currencies. If the Basket Performance is less than -10.00%, you will lose 1% of the Face Amount of your securities for every 1% that the Basket Performance is less than the -10.00%, and you may lose up to 90% of your initial investment in the securities.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
MARKET RISK — To the extent the Basket Performance is less than -10%, you will lose some and could lose up to 90% of your initial investment in the securities. This will be true even if the Basket Currencies had moved favorably at some time during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

•
CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
YOUR MAXIMUM POSSIBLE RETURN ON THE SECURITIES IS LIMITED BECAUSE THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE —  For each Basket Currency, because the Basket Currency Performance is calculated by dividing the amount that the Basket Currency Ending Level exceeds the Basket Currency Starting Level by the Basket Currency Ending Level, the maximum Basket Currency Performance will equal 100%, resulting in a maximum possible Basket Performance of 100%. In addition, because the Basket Currency Performance is calculated in this manner, there is no comparable limit on the negative performance of a Basket Currency. Consequently, even if four of the Basket Currencies were to appreciate significantly relative to the Japanese yen, that positive performance could be offset by a severe deprecation of the fifth Basket Currency.

•	THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

•	THE SECURITIES DO NOT PAY COUPONS — The securities do not pay coupons during the term of the securities or at maturity.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Performance is based on the Basket Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Basket Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging the Issuer’s obligations under the securities through one or more of its affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

•
THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•
GAINS IN THE BASKET CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE BASKET CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES — The securities are linked to the performance of the Basket, which is composed of five Basket Currencies with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Performance formula set forth herein. Therefore, positive Basket Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Basket Currency Performances of one or more other Basket Currencies of lesser, equal or greater magnitude, which may result in a Basket Performance equal to or less than zero. You will lose 1% for each 1% that the Basket Performance is less than -10.00%. Accordingly, you could lose up to 90% of your initial investment in the securities. The performance of the Basket is dependent on the Basket Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

•
CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
THE BASKET CURRENCIES ARE SUBJECT TO LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities and the Payment at Maturity.

•
THE BASKET CURRENCIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing nation. Political or economic instability is likely to have an adverse effect on the performance of such Basket Currencies, and, consequently, the return on the securities and the Payment at Maturity.

•
IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest and could affect the value of the securities or the Basket Performance.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

•
THE SECURITIES ARE SUBJECT TO RISKS DUE TO POTENTIAL LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•
THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES — Changes in the Basket Currencies during the term of the securities before the Final Valuation Date will not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by multiplying the Basket

Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Basket Currency Performances, as described above. The Basket Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Performance may be negative, even if the Basket Currencies had moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

•
ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the Japanese yen. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies and the Japanese yen, as the Reference Currency;
♦	the time remaining to maturity of the securities;
♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the Japanese yen;
♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the Japanese yen;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	supply and demand for the securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES — It is impossible to predict whether any of the Spot Rates of the Basket Currencies will rise or fall. The Spot Rates of the Basket Currencies will be influenced by complex and interrelated political, economic, financial and other factors.

•
MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for a Spot Rate is not available on the Final Valuation Date, the calculation agent may determine the Spot Rate for such date, and such determination may adversely affect the return on your securities.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates

The Spot Rate for the Brazilian real against the Japanese yen will be the BRL/JPY reference rate, expressed as the number of Japanese yen per one Brazilian real, which is equal to (a) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, on such date of calculation, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12”(or any successor page), divided by (b) the USD/BRL offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., São Paulo time, on such date of calculation, which appears on Reuters Page “BRFR” or any successor page.

The Spot Rate for the Russian ruble against the Japanese yen will be the RUB/JPY reference rate, expressed as the number of Japanese yen per one Russian ruble, which is equal to (a) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, on such date of calculation, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12”(or any successor page), divided by (b) the USD/RUB specified rate, expressed as the amount of Russian rubles per one U.S. dollar, for settlement in one business day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page or any successor page, at approximately 1:30 p.m., Moscow time, on such date of calculation.  The USD/RUB specified rate shall be calculated by the CME pursuant to the Chicago Mercantile Exchange/EMTA, Inc. Daily Russian Ruble Per U.S. Dollar Reference Rate Methodology (which means a methodology, effective as of June 16, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions in Russia that are active participants in the U.S. dollar/Russian ruble spot market for the purpose of determining the RUB/CME-EMTA Rate).

The Spot Rate for the Indonesian rupiah against the Japanese yen will be the IDR/JPY reference rate, expressed as the number of Japanese yen per one Indonesian rupiah, which is equal to (a) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, on such date of calculation, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12”(or any successor page), divided by (b) the USD/IDR spot rate at approximately 11:00 a.m. Singapore time, on such date of calculation, expressed as the amount of Indonesian rupiahs per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01”(or any successor page).

The Spot Rate for the Chinese renminbi against the Japanese yen will be the CNY/JPY reference rate, expressed as the number of Japanese yen per one Chinese renminbi, which is equal to (a) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, on such date of calculation, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12”(or any successor page), divided by (b) the USD/CNY official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page (or any successor page) opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

The Spot Rate for the Korean won against the Japanese yen will be the KRW/JPY reference rate, expressed as the number of Japanese yen per one Korean won, which is equal to (a) the USD/JPY mid-spot rate at approximately 4:00 p.m. London time, on such date of calculation, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12”(or any successor page), divided by (b) the USD/KRW market average rate, expressed as the amount of Korean won per one U.S. dollar, for settlement in two business days, reported by the Korea Financial Telecommunications and Clearing Corporation which appears on the Reuters Page “KFTC18” (or any successor page) to the right of the caption “USD Today” that is available at approximately 3:30 p.m. Seoul time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency may be selected by the calculation agent in good faith and in a commercially reasonable manner, as described in the accompanying product supplement.

Historical Information

The following charts show the retrospective historical performance of the Basket, as well as historical individual exchange rates for each of the Basket Currencies against the Japanese yen. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The performance of the Basket and the historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 1, 2001 through June 27, 2011.

These retrospective and historical data are for illustrative purposes only and are not indicative of the future values of the Spot Rates (which are determined as set forth herein), or future performance of the Basket Currencies or the Basket. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities.

As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a strengthening of the relevant Basket Currency relative to the Japanese yen, while a lower exchange rate indicates a weakening of that Basket Currency relative to the Japanese yen. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 1, 2001 through June 27, 2011. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through June 27, 2011
(expressed as units of Japanese yen per Brazilian real)

	High	Low	Period End
2001	63.6281	40.5069	56.9833
2002	59.0409	30.6187	32.2978
2003	45.5688	31.9357	37.0863
2004	39.5118	34.1463	38.6408
2005	56.0267	37.4993	50.3529
2006	56.4319	46.9012	55.7452
2007	66.7540	52.5134	62.8135
2008	69.6665	35.1860	39.1662
2009	54.1625	36.8649	53.3191
2010	54.9859	46.7160	48.8855
2011 (through June 27, 2011)	54.4219	45.6376	50.7193

Past performance is not indicative of future performance.

Russian Ruble
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through June 27 2011
(expressed as units of Japanese yen per Russian ruble)

	High	Low	Period End
2001	4.3926	3.9564	4.3160
2002	4.4027	3.6702	3.7174
2003	3.9839	3.5844	3.6674
2004	3.9545	3.5781	3.7024
2005	4.1991	3.4987	4.0960
2006	4.5264	3.9677	4.5224
2007	4.8199	4.3291	4.5359
2008	4.6487	3.0588	3.0700
2009	3.2442	2.4512	3.0964
2010	3.2457	2.6020	2.6593
2011 (through June 27, 2011)	3.0450	2.6497	2.8702

Past performance is not indicative of future performance.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through June 27, 2011
(expressed as units of Japanese yen per 100 Indonesian rupiah)

	High	Low	Period End
2001	1.478	0.975	1.266
2002	1.506	1.123	1.326
2003	1.477	1.198	1.274
2004	1.322	1.096	1.107
2005	1.250	0.939	1.198
2006	1.326	1.167	1.324
2007	1.408	1.139	1.189
2008	1.209	0.717	0.801
2009	0.995	0.741	0.983
2010	1.055	0.897	0.902
2011 (through June 27, 2011)	0.988	0.870	0.938

Past performance is not indicative of future performance.

Chinese Renminbi
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through June 27, 2011
(expressed as units of Japanese yen per Chinese renminbi)

	High	Low	Period End
2001	15.954	13.715	15.908
2002	16.508	13.941	14.350
2003	14.722	12.901	12.956
2004	13.890	12.311	12.400
2005	15.024	12.288	14.588
2006	15.267	13.625	15.253
2007	16.287	14.505	15.273
2008	16.139	12.756	13.291
2009	14.846	12.427	13.626
2010	13.917	12.007	12.278
2011 (through June 27, 2011)	13.066	11.626	12.485

Past performance is not indicative of future performance.

Korean Won
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through June 27, 2011
(expressed as units of Japanese yen per 100 Korean won)

	High	Low	Period End
2001	10.044	8.846	10.024
2002	10.418	9.601	10.011
2003	10.378	8.910	8.995
2004	10.009	8.897	9.915
2005	11.741	9.756	11.656
2006	12.821	11.523	12.802
2007	13.440	11.491	11.938
2008	11.987	6.169	7.197
2009	8.043	6.090	8.019
2010	8.552	6.977	7.228
2011 (through June 27, 2011)	7.889	6.737	7.454

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts Of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a fee from the Issuer of $20.00 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.